Exhibit 10.13

Xurui Guangdian Co., Ltd.

Capital Increase Agreement

March 26, 2010

Capital Increase Agreement	Executed Version

Capital Increase Agreement of Xurui Guangdian Co., Ltd.

WHEREAS: Xurui Guangdian Co., Ltd. (hereinafter referred to as the “Company”) convened an extraordinary general meeting on [Month] [date], 2010 and adopted a resolution to issue 92,170,000 ordinary shares (hereinafter referred to as the “Increased Shares”), with par value per share of RMB 1 and the issue price of RMB 2.11 (the part of the issue price exceeding the par value will be put into the capital reserve of the Company), thus increasing the registered capital of the Company to RMB 204,830,000 from RMB 112,660,000.

Through friendly consultation, all parties hereby reach the following agreement in accordance with the stipulations of the Company Law of the People’s Republic of China (hereinafter referred to as the “Company Law”), the Regulations on Certain Issues Concerning the Establishment of Foreign-Invested Joint Stock Company and the relevant laws and regulations of China:

Chapter I. Parties to this Agreement

Article 1. The Parties hereto (hereinafter referred to as the “Shareholders”) are as follows:

1.   The first party hereto: SemiLEDs Corporation (hereinafter referred to as “SemiLEDs”)

Legal address: 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808

Name of authorized representative: Trung Doan

Nationality: American

Address: No. 2, Lane 38, Songcui Rd., Baoshan Shiang, Hsinchu County, Taiwan

Position: Chairman of the Board and Chief Executive Officer

2.   The second party hereto: Foshan Nationstar Optoelectronics Co., Ltd. (hereinafter referred to as “Nationstar Optoelectronics”)

Legal address: No. 18 South Hua Bao Road, Chan Cheng District, Foshan, Guangdong

Name of legal representative: Wang Yao Hao

Nationality: Chinese

Position: Chairman of the Board

3.   The third party hereto: Zhejiang Shenghui Lighting Co., Ltd. (hereinafter referred to as “Shenghui Lighting”)

Legal address: South Jiachuang Road, Xiuzhou Industrial Park, Jiaxing, Zhejiang

Name of legal representative: Shen Jin Xiang

Nationality: Chinese

Position: Chairman of the Board

4.   The fourth party hereto: Beijing Aieryidi Investment Co., Ltd. (hereinafter referred to as “Aieryidi,” and together with SemiLEDs, collectively referred to as the “Sponsor Shareholders”)

Legal address: No. 1 Tuan Quan, Tuan Quan Village, Jiuduhe Town, Huairou District, Beijing

Name of legal representative: Zhang Bin Bin

Nationality: Chinese

Address: No. 7, 1st Zone Middle, Longcheng Garden, Changping District, Beijing

Position: Executive Director

5.  The fifth party hereto: Beijing Lampower Photoelectric Co., Ltd. (hereinafter referred to as “Lampower”)

Legal address: A1 Research and Development Building, No. 28 Jinghai Er Road, Beijing Economic and Technological Development Zone, Beijing

Name of legal representative: Huang Li Bo

Nationality: Chinese

Position: Chairman of the Board

6.  The sixth party hereto: Foshan Nanhai High-Tech Industry Investment Co., Ltd. (hereinafter referred to as “Nanhai Investment”):

Legal address: 8/F, Building C, Nanhai Science Museum, No. 3 Tianyou San Road, Guicheng, Naihai District, Foshan

Name of legal representative: Li Zhi Bin

Nationality: Chinese

Position: General Manager

Article 2. Each Party hereby represents and warrants to the other Parties as follows:

1.  The said party is a duly established and validly existing company.

2.  The said party has obtained all authorizations and consents necessary for the execution, delivery and performance of this Agreement (including the internal authorizations of the said party and the consents and approvals of third parties, but excluding, on the signature date hereof, the approvals of governmental departments for the Capital Increase (as defined below)). This Agreement has been duly executed and delivered by the said party and constitutes the lawful, valid and binding obligations of the said party.

3.  The execution, delivery and performance of this Agreement by the said party will not conflict with or contravene any of the following or cause it to violate, go against or assume any debt burden: (1) any contract, agreement, commitment or warranty to which the said party is a contract party or by which the said party is bound; (2) any law applicable to the said party; or (3) any provisions of the institutional documents of the said party.

Article 3. Nanhai Investment and Lampower represent and warrant to the other Parties that they have obtained the approvals of the competent departments of state-owned assets for subscribing for the Increased Shares of the Company at a premium of RMB 2.11 per share.

Chapter II. Capital Increase

Article 4. Nationstar Optoelectronics, Shenghui Lighting, Lampower, Aieryidi and Nanhai Investment (hereinafter referred to as the “Capital Increase Shareholders”) agree to subscribe for the Increased Shares in accordance with the terms and conditions set forth herein (hereinafter referred to as the “Capital Increase”).

The Capital Increase Shareholders subscribe for Increased Shares in cash. The number of Increased Shares subscribed for by each Capital Increase Shareholder and the subscription amount are as follows:

Capital Increase Shareholder	Subscription Amount (RMB)	Number of Shares
Nationstar Optoelectronics	64,829,750	30,725,000
Shenghui Lighting	56,178,750	26,625,000
Lampower	30,257,400	14,340,000
Aieryidi	21,606,400	10,240,000
Nanhai Investment	21,606,400	10,240,000
Total	194,478,700	92,170,000

Article 5. The Company shall, within two business days after the approval of the Capital Increase by the relevant government organization of the commercial department having jurisdiction over the Capital Increase (hereinafter referred to as the “Approval Authority”), deliver to each Capital Increase Shareholder a written notice, which shall include: (1) the date of approval of the Capital Increase by the Approval Authority and copies of relevant approval documents; and (2) detailed information of the account of the Company for receiving the subscription amount of the Increased Shares.

Each Capital Increase Shareholder shall, within ten business days after the receipt of the notice mentioned above, remit in full the respective subscription amount provided under Article 4 hereof into the account of the Company specified in the notice.

Article 6. The registered capital of the Company, after the Capital Increase, is RMB 204,830,000, with the contribution amount, the number of subscribed shares and the shareholding ratio of each Shareholder as follows:

Shareholder	Contribution Amount (RMB)	Number of Shares	Ratio	Price per Share (RMB)
SemiLEDs Corporation	100,370,000	100,370,000	49%	1.00
Nationstar Optoelectronics	64,829,750	30,725,000	15%	2.11
Shenghui Lighting	56,178,750	26,625,000	13%	2.11
Aieryidi	33,896,400	22,530,000	11%	1.00/2.11
Lampower	30,257,400	14,340,000	7%	2.11
Nanhai Investment	21,606,400	10,240,000	5%	2.11
Total	307,138,700	204,830,000	100%

Article 7. Where any of Nationstar Optoelectronics, Shenghui Lighting, Aieryidi and Lampower fails to perform in whole or in part the obligation to contribute any amount as may be required to subscribe for the Increased Shares, Nanhai Investment agrees to subscribe for such part of the Increased Shares not being subscribed for on its own or together with other Chinese Shareholders. In case of the occurrence of the above situation, each Party agrees to sign an amended agreement and other necessary documents and to adopt other necessary actions.

Chapter III. Scale of Production

Article 8. The production scale in phase one is 11 sets of MOCVD, producing 4-inch substrate epitaxial wafers and high-power and high-brightness LED chips; the production capacity is expected to be 20KK/month and the luminous efficiency to be larger than 100Lm/W; and it is expected that factory construction will be completed and design capacity will be attained by the end of 2010.

It is expected that in phase two, an additional 10 sets of MOCVD will be produced for producing 4-inch and 6-inch substrate epitaxial wafers and high-power and high-brightness LED chips; the luminous efficiency will be 120Lm/W; and the production capacity will reach 44KK/month at the beginning of 2012.

It is expected that in phase three, an additional 10 sets of MOCVD will be produced for producing 6-inch substrate epitaxial wafers and high-power and high-brightness LED chips; the luminous efficiency is to be larger than 135Lm/W; and the production capacity will reach 84KK/month in the third quarter of 2013.

The investment allocation and capital contribution methodology for the second and third phases will be discussed and negotiated separately among the parties in the future, provided that a Party is only obliged to make capital contribution in accordance with the allocation and methodology to which it has agreed in writing.

Chapter IV. Issuance of New Shares and Transfer of Shares

Article 9. Preemptive right: in the event that the Company issues any new shares in accordance with the Articles of Association of the Company, the Company shall deliver to each Shareholder a written notice, which lists the terms of the issuance, the proposed issuance date, the consideration to be collected by the Company and all other important terms related to such issuance. Each Shareholder, within twenty (20) business days after the receipt of the notice, is entitled (but not obliged) to subscribe for all or part of the shares proposed to be issued, which the said Shareholder has the right to subscribe for in proportion to its then shareholding ratio in the Company, by delivery of written notice to the Company (if the said Shareholder fails to deliver such written notice as provided above, such Party shall be deemed to have refused to exercise its preemptive right). Where the Shareholder exercises its preemptive right, the Company shall issue and sell shares to the said Shareholder and such Shareholder shall subscribe for the shares it chooses to buy in accordance with the price, terms and conditions set forth in the notice. If any Shareholder refuses or is deemed to have refused to exercise all or part of its preemptive right, other Shareholders are entitled (but not obliged) to buy any or all shares the said Shareholder refuses to buy.

Article 10. Lockup period: pursuant to the requirements of the applicable laws, the shares held by the Sponsor Shareholders may not be transferred within one (1) year from the date of establishment of the Company. Furthermore, each Party agrees that any Shareholder shall not transfer the shares of the Company held by such Shareholder to any person within one (1) year from the date of establishment of the Company without the prior written consent of the other Parties. After the lockup period, SemiLEDs is entitled to transfer the shares held by it in the Company to any of its affiliates under its control.

Article 11. Right of first refusal: at any time after the expiration of the lockup period mentioned above, if any Party other than SemiLEDs (hereinafter referred to as the “Transferor”) proposes to transfer all or part of the shares of the Company held by the Transferor, the Transferor shall, prior to the transfer, deliver to the Company and all other Shareholders a written notice, which shall describe the name and address of the transferee, the number of shares to be transferred, the proposed date of transfer, the proposed amount and form of consideration and other terms and conditions related to such transfer. Other Shareholders are entitled (but not obliged) to exercise right of first refusal in proportion to their respective shareholding ratios in the Company to buy the shares to be transferred according to the price and terms and conditions set forth in the transfer notice. The Shareholder enjoying right of first refusal shall, within fifteen (15) days after the receipt of the transfer notice, notify the Company and other Shareholders of whether it will exercise the right of first refusal or not. If any Shareholder notifies the Company and other Shareholders of its waiver of the right of first refusal or fails to notify the Company and other Shareholders within fifteen (15) days, SemiLEDs is entitled (but not obliged) to buy the part of shares against which the right of first refusal is waived according to the price and terms and conditions set forth in the transfer notice. After other Shareholders (including SemiLEDs) have exercised their right of first refusal and SemiLEDs has exercised its purchasing right of the shares against which the right of first refusal is waived, the Transferor may transfer any remaining shares to be transferred (if any) to the proposed transferee; provided, however, that the transfer price shall not be lower than the price specified in the notice, and other terms and conditions of transfer offered to the transferee shall not be more favorable than the terms and conditions specified in the notice; in addition, the transferee shall agree in writing to be one party hereto and be subject to all provisions hereof. This Article will become invalid automatically upon the listing of the Company.

Article 12. Shares issued prior to the public issuance of shares by the Company may not be transferred within one (1) year after the date on which the shares of the Company are listed for trading on a stock exchange. All Shareholders agree and undertake to abide by any other lockup period provided under any applicable laws, regulations and policies.

Chapter V. Organizational Structure and Procedural Rules of the Company

Article 13. General meetings of Shareholders, the highest authority of the Company, shall exercise their functions and powers subject to the Company Law and the Articles of Association of the Company.

Article 14. The Board of Directors hereby established is the standing body of the Company which shall report to the general meetings of Shareholders. Directors are selected or replaced by the general meeting of Shareholders by adopting the system of cumulative voting. Each share holds the equal voting right to the number of the candidate for directors during the selection and replacement of directors. In addition, the voting right held by the Shareholders can be utilized in a centralized manner.

Nine (9) directors constitute the Board of Directors after the Capital Increase, where five (5) directors are nominated by SemiLEDs and the other four (4) are respectively nominated by Nationstar Optoelectronics, Shenghui Lighting, Aieryidi and Lampower. The nomination held by the foregoing Parties will terminate automatically upon the listing of the Company. Furthermore, where the number of shares held by SemiLEDs and any subsidiary thereof of which SemiLEDs holds at least 51% shares are in aggregate lower than 41% of the total number of shares of the Company, the number of directors nominated by SemiLEDs shall be adjusted so as to ensure the said number is in compliance with the shareholding ratio of SemiLEDs; where the number of shares held by any one party of Nationstar Optoelectronics, Shenghui Lighting, Aieryidi or Lampower is lower than 7%, the nomination of such Party will become null and void immediately.

In case one or more candidate(s) nominated by the above Party is/are not selected as directors by the general meeting of Shareholders, the said Party is entitled to renominate directors of corresponding number. All Shareholders hereby warrant that each Shareholder shall vote for any candidate for director nominated by a Party as long as such candidate for director complies with the requirements and stipulations of the Company Law and other applicable laws and regulations. In addition, where any director nominated by any Shareholder is discharged or resigns prior to the expiration of the term, the Shareholder shall have the exclusive right to nominate a substitute director.

The Board of Directors shall have one (1) Chairman of the Board and one (1) Vice-Chairman of the Board. The Chairman and Vice-Chairman are elected by affirmative votes of a majority of the entire Board of Directors.

Article 15. The Company shall establish a Board of Supervisors. After the Capital Increase, the Board of Supervisors shall be established with six (6) supervisors, of which, two (2) shall be worker representatives and four (4) shall be Shareholder representatives; where two (2) Shareholder representatives shall be nominated by SemiLEDs and the other two (2) shall be nominated by Nanhai Investment and Aieryidi, respectively. The worker representatives are elected and replaced by workers of the Company in a democratic manner while the Shareholder representatives are elected and replaced by the general meeting of Shareholders. If any candidate for supervisor nominated by any foregoing Party is not elected as the supervisor by the general meeting of Shareholders, the said Party is entitled to renominate one candidate. All Shareholders hereby undertake that each Shareholder shall vote for any candidate for supervisor in the general meeting of Shareholders for supervisor election as long as such candidate for supervisor nominated by the Party with nomination right complies with the requirements and stipulations of the Company Law and other applicable laws and regulations. In addition, where a supervisor nominated by any Shareholder is discharged or resigns prior to the expiration of the term, the said Shareholder shall have the exclusive right to nominate a substitute supervisor.

The Board of Supervisors shall have one (1) Chairman of the Board and one (1) Vice-Chairman. The Chairman and Vice-Chairman of the Board of Supervisors are elected by affirmative votes of a majority of the entire Board of Supervisors.

The Board of Directors and the Board of Supervisors shall exercise their functions and powers in accordance with the Company Law and the Articles of Association of the Company and shall enjoy and assume the rights and obligations in line with the Company Law, the Articles of Association of the Company and relevant laws and regulations. It is agreed by all Parties that all directors and supervisors are not paid and all the travel expenses of any director or supervisor shall be borne by the corresponding nominating Shareholder.

Article 16. The Company shall establish operation and management organizations. The establishment of the operation and management organizations shall be subject to affirmative votes of a majority of all directors.

Chapter VI. Intellectual Property Rights

Article 17. Research and development of new technologies and new products will be carried out after the incorporation and the development center will be set up at the appropriate time. Ownership of patents and proprietary technologies and other new intellectual property rights developed by the Company shall belong to the Company.

Article 18. Where any Party hereto other than SemiLEDs no longer holds the Company’s shares for any reason, the said Party irrevocably consents not to hold any rights and simultaneously waives any claim concerning the intellectual property rights held by the Company and transferred by SemiLEDs or the intellectual property rights licensed by SemiLEDs and enjoyed by the Company.

Article 19. Subject to the applicable laws, in case of the dissolution and liquidation pursuant to the Articles of Association of the Company, the liquidation committee shall assign the intellectual property rights of the Company to SemiLEDs during the formulation of the liquidation plan and the assignment of the remaining property to the Shareholders.

Chapter VII. Non-Competition and Related Transactions

Article 20. In order to avoid horizontal competition, SemiLEDs hereby undertakes and guarantees that:

1.   SemiLEDs and any affiliate thereof of which SemiLEDs controls shall not invest in any manufacturing enterprises of LED epitaxial wafers and chips within the territory of China (excluding Taiwan) except the investment projects agreed herein in a manner of sole proprietorship, joint venture, merger and acquisition and the like without prior written consent of other Parties.

2.   Any third party to which SemiLEDs transfers or licenses the technologies may not apply the technologies in the manufacturing of LED epitaxial wafers and chips within Chinese territory.

3.   SemiLEDs may not engage in the production of LED epitaxial wafers and chips in manner of OEM or outsourcing within Chinese territory.

Article 21. For any potential related transactions between the Company and Shareholders, the Company shall conform to the fair market pricing principle and abide by relevant laws and regulations and regulatory rules, and shall procure the Company to carry out strictly the decision-making process concerning the related transactions so as to ensure the fairness, equality, justness and impartiality of related transactions.

Chapter VIII. Liability for Breach of Agreement

Article 24. Where (1) any representation or warranty made by any Party herein (hereinafter referred to as the “Indemnifying Party”) is inaccurate, or (2) the Indemnifying Party violates or fails to fully perform any undertakings, obligations or agreements hereunder, thus directly or indirectly causing the other Parties or the Company or their respective successors, transferees, affiliated parties or representatives (collectively referred to as the “Indemnified Party”) to incur or suffer any loss, debt, liability, depreciation, expense (including the expense for investigation and defense and reasonable attorney fees and accountant fees), as well as any harm of any manner or nature (whether it involves any claim by the third party) (collectively referred to as the “Losses”), the Indemnifying Party shall accordingly indemnify and hold harmless the Indemnified Party from and against such Losses. In case of breach of this Agreement by more than one Party, the Parties shall assume corresponding liabilities for breach respectively based on their respective faults.

Article 25. Notwithstanding the provisions of Article 24, in case any Party fails to contribute according to the time limit and amount agreed herein, the Party in breach shall pay a default penalty of 0.1% of the amount of overdue contribution or the shortfall on a daily basis to the performing Parties, and such default penalty shall be allocated based on the actual contribution of the performing Parties.

Article 26. The rights and obligations of all Parties provided in Articles 24 and 25 herein shall survive the termination of this Agreement.

Chapter IX. Force Majeure and Dispute Settlement

Article 27. A Party shall, in case of force majeure which directly affects the fulfillment of this Agreement based on the terms agreed upon, promptly notify all the other Parties of the accident and shall, within 15 days, provide the details of the force majeure, the reasons why the performance of this Agreement cannot be fulfilled or fully fulfilled or needs to be delayed, and the valid certifying documents. All other Parties shall, based on the extent of the impact of the force majeure on the performance of this Agreement, negotiate and agree on the performance of this Agreement and decide whether to release the Party involved in the force majeure from the performance of this Agreement.

Article 28. This Agreement is governed by the laws of the People’s Republic of China. In case of any dispute arising from or concerning the performance of this Agreement, the Parties to this Agreement shall settle the disagreement through friendly consultation. In case the relevant dispute cannot be settled through consultations within thirty (30) days as from the date on which a Party delivers to all other Parties a written notice of the existence of the dispute, any party is entitled to initiate arbitration with the South-China Sub-Commission of China International Economic and Trade Arbitration Commission for resolution. The arbitration decision is final and binding upon all Parties.

Chapter X. Confidentiality

Article 22. Any Party shall bear the responsibility of maintaining the confidentiality of any secrets relating to all other Parties or relating to the transaction under this Agreement (the “Relevant Secrets”) which has come to its knowledge due to the transaction hereunder. Any Party may not, unless otherwise provided by the laws and regulations of China or with the prior written consent of the disclosing Party, disclose the Relevant Secrets to any third party.

The confidentiality term shall commence on the date when this Agreement comes into force and end on the date when the Relevant Secrets become public information.

Article 23. All Parties shall know and understand that they have the obligation and liability of maintaining the confidentiality of all patents and proprietary technologies about the production and research and development of the Company, which have come to their knowledge whether during the process of the establishment of the Company and Capital Increase or in future production and operational activities. The Company and other Shareholders shall have the right to ask any Party disclosing the technological secrets of the Company to any other companies and persons outside of the Company to compensate the Company and other Shareholders for all losses suffered as a result thereof, and to claim compensation by legal means.

Chapter XI. Modification, Alteration and Termination of this Agreement

Article 29. The effectiveness of the modification or alteration hereof shall be subject to the consent and written agreement signed by all Parties.

Article 30. This Agreement can be terminated in the following situations:

1.  Any Party may terminate this Agreement by written notice: in case the governmental authorities from which the approval of Capital Increase is sought do not approve the Capital Increase of the Company and the rejection is final and cannot be reconsidered; or any competent governmental authority releases any decision, ban, order, judgment or regulation that is final and cannot be reconsidered to prohibit, or adopts any other action to prohibit or prohibits in any other manner the completion of the transaction hereunder.

2.  Any Party may terminate this Agreement by written notice: in case other Parties materially violate or fail to comply with any representation, warranty, undertaking or covenant herein; or

3.  All Parties agree to terminate this Agreement.

In case of the above-mentioned termination, this Agreement shall become invalid and all rights and obligations of the Parties under this Agreement shall terminate. However, (1) in case the Company carries out liquidation according to the Articles of Association of the Company existing prior to the Capital Increase, all Parties hereto, except the Sponsor Shareholders, shall share the expenditures and losses of the Sponsor Shareholders caused by the establishment of the Company in proportion to the shareholding ratio agreed herein; and (2) such termination shall not release any Party from any liabilities arising from the violation of any representation, warranty, undertaking, obligation or agreement contained herein, and this Article, together with Chapter VIII, Chapter IX and Chapter X, shall survive the termination of this Agreement.

Chapter XII. Effectiveness of this Agreement and Miscellaneous

Article 31. This Agreement shall become effective upon the signature and seal of the relevant Parties and the approval of the Approval Authority. This Agreement may be executed in any number of counterparts, and all counterparts signed by all Parties separately shall together constitute one and the same valid instrument.

Article 32. After the completion of the Capital Increase and as of the date the Company obtains the updated business license issued by the competent Administration for Industry and Commerce, the Patent Assignment and License Agreement, Patent Cross-License Agreement and Trademark Cross-License Agreement executed on the same date of this Agreement shall come into effect automatically, and the Framework Agreement of the Investors of XuruiOptoelectronics Co., Ltd. executed on December 25, 2009 by all relevant Parties shall automatically become invalid.

Article 33. This Agreement has ten (10) copies, with each party, the Approval Authority of different levels, the Administration for Industry and Commerce and the Company holding one copy, and all copies shall have the same legal effect.

This Agreement has been signed by the following Parties on March 26, 2010, in Nanhai District, Foshan City, Guangdong Province, PRC:

SemiLEDs Corporation

Name:

Position: [ ]

Foshan Nationstar Optoelectronics Co., Ltd.

Name:

Position: [ ]

Zhejiang Shenghui Lighting Co., Ltd.

Name:

Position: [ ]

Beijing Aieryidi Investment Co., Ltd.

Name:

Position: [ ]

Beijing Lampower Photoelectric Co., Ltd.

Name:

Position: [ ]

Foshan Nanhai High-tech Industry Investment Co., Ltd.

Name:

Position: [ ]